Exhibit (e)(2)

DIVIDEND REINVESTMENT PLAN OF

TCG BDC, INC.

TCG BDC, Inc., a Maryland corporation (the “Company”), hereby adopts the following dividend reinvestment plan (the “Plan”) with respect to net investment income dividends and capital gains distributions paid in cash and declared by its Board of Directors (the “Board”) on shares of its common stock, par value $0.01 per share (the “Common Stock”) effective as of July 5, 2017:

1.	Unless a stockholder of the Company specifically elects to “opt out” of the Plan and to have his, her or its net investment income dividends and capital gains distributions paid in cash, all net investment income dividends and all capital gains distributions hereafter declared by the Board to be payable in cash shall be reinvested by the Company in newly issued shares of Common Stock as set forth below. No action shall be required on a stockholder’s part to have his, her or its net investment income dividends and capital gains distributions reinvested by the Company in newly issued shares of Common Stock. A stockholder of the Company that receives Common Stock as set forth below is referred to herein as a “Participant.”

2.	Such net investment income dividends and capital gains distributions shall be payable on such date or dates as may be fixed from time to time by the Board to stockholders of record at the close of business on the record date(s) established by the Board for the net investment income dividend and/or capital gains distribution involved.

3.	The Company intends to use primarily newly issued shares of Common Stock to implement the Plan if as of the Valuation Date the Market Price (as defined below) is at net asset value (“NAV”) per share or a premium to NAV per share and in the event that the Market Price as of the close of business on the payment date for such dividend or distribution (such date, the “Valuation Date”) is below NAV per share, the Plan Administrator (as defined below) shall implement the Plan through the purchase of Common Stock on behalf of Participants in the open market, unless the Company instructs the Plan Administrator otherwise. “Market Price” as of any day shall mean the closing price per share of the Common Stock on the primary exchange on which the Common Stock is traded or, if no sale is reported for that day on such exchange, at the average of the electronically reported bid and asked prices for that day.

4.	If the Company is issuing newly issued Common Stock to implement the Plan, the number of shares to be issued and credited to a Participant shall be determined by dividing the total dollar amount of the dividend or distribution payable to such Participant by the Market Price on the Valuation Date.

5.	If the Plan Administrator is buying shares of Common Stock in the open market to implement the Plan, such shares shall be allocated and credited to a Participant by dividing the total dollar amount of the dividend or distribution payable to such Participant by the average purchase price per share of all shares of Common Stock purchased with respect to the applicable dividend or distribution.

6.

A stockholder may elect to opt out of the Plan and to have his, her or its net investment income dividends and capital gains distributions paid in cash. To exercise this option, such stockholder shall notify State Street Bank and Trust Company, the plan administrator and the Company’s transfer agent and registrar (referred to as the “Plan Administrator”), in writing at State Street Bank and Trust Company, One Heritage Drive, Floor 1, North Quincy, MA 02171 Attn: Multi

Client Operations, so that such notice is received by the Plan Administrator no later than 10 days prior to the record date fixed by the Board for the net investment income dividend and/or capital gains distribution involved. Such election shall remain in effect until the stockholder shall notify the Plan Administrator in writing of such stockholder’s withdrawal of the election, which notice shall be delivered to the Plan Administrator no later than 10 days prior to the record date fixed by the Board for the next net investment income dividend and/or capital gains distribution by the Company.

7.	The Plan Administrator will maintain an account for shares acquired pursuant to the Plan for each Participant. The Plan Administrator may hold each Participant’s shares, together with the shares of other Participants, in non-certificated form in the Plan Administrator’s name or that of its nominee.

8.	The Plan Administrator will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable but not later than 10 business days after the date thereof. Each Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of Common Stock of the Company and dividends and distributions on fractional shares will be credited to each Participant’s account. In the event of termination of a Participant’s account under the Plan, the Plan Administrator will adjust for any such undivided fractional-interest in cash at the Market Price at the time of termination.

9.	The Plan Administrator will forward to each Participant any Company related proxy solicitation materials and each Company report or other communication to stockholders, and will vote any shares held by it under the Plan in accordance with the instructions set forth on proxies returned by Participants to the Company.

10.	In the event that the Company makes available to its stockholders rights to purchase additional shares or other securities, the shares held by the Plan Administrator for each Participant under the Plan will be added to any other shares held by the Participant in calculating the number of rights to be issued to the Participant.

11.	The Plan Administrator’s service fee, if any, and expenses for administering the Plan will be paid for by the Company.

12.	The Plan may be terminated by the Company upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any dividend or distribution by the Company. Upon any termination described in the paragraph, shares will be held by the Plan Administrator in non-certificated form in the name of the Participant.

13.	If a Participant elects to sell part or all of his or its shares and to have the proceeds remitted to the Participant, such request must be first submitted to the participant’s broker, who will coordinate with the Plan Administrator.

14.

These terms and conditions may be amended or supplemented by the Company at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of his or its account under the Plan. Any such amendment may include an appointment by the Plan Administrator in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving dividends and distributions, the Company will be authorized to pay to such successor agent, for each Participant’s account, all dividends and distributions payable on shares of the Company held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

15.	The Plan Administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator’s negligence, bad faith, or willful misconduct or that of its employees or agents.

16.	The automatic reinvestment of dividends and distributions does not relieve Participants of any taxes which may be payable on dividends and distributions. Participants will receive tax information annually for their personal records and to help them prepare their federal income tax return. For further information as to tax consequences of participation in the Plan, Participants should consult with their own tax advisors.

17.	These terms and conditions shall be governed by the laws of the State of New York, without regard to the conflicts of law principles thereof, to the extent such principles would require or permit the application of the laws of another jurisdiction.